Exhibit 99.1

Contact:	Lou Cancelmi	-or-	Sam Sperry
	206-392-5170		206-392-5038

FOR IMMEDIATE RELEASE	August 20, 2004

ALASKA AIRLINES TO REORGANIZE MANAGEMENT

     SEATTLE — Alaska Airlines today began offering a voluntary severance package to management employees as a precursor to a reorganization that will eliminate about nine percent of its management positions between now and spring 2005.

     Alaska anticipates a reduction of up to 150 employees resulting in permanent annual savings ranging between $5 million and $10 million.

     “The reasons for the reorganization are to speed decision-making and to improve communication and accountability,” said CEO Bill Ayer in a memo to all management employees.

     Ayer said the aim is to improve execution by eliminating some of the layers of management that served the airline well in a different era, but now must meet a tougher standard in view of the changes and challenges facing the industry.

     Ayer said an outline of the overall management restructuring has been mapped out. It will be adjusted in September prior to implementation depending upon how many management employees voluntarily choose to leave.

     “We recognize the key role that employees have played over the years and, for those who leave, we want to make the transition as smooth as possible,” Ayer said. “So we’ve crafted a generous severance package, one that compares favorably to any offered since 9/11 triggered 100,000 layoffs at other airlines.”

     The voluntary program is being offered to all management personnel. Acceptance of applications, as well as the timing of the departure of personnel, will be based upon the needs of the company’s operations.

     Among the features: Two weeks of pay for each year of service; a bonus of between $3,000 and $15,000 depending on length of service; one year of healthcare coverage; and travel benefits for the employee and eligible dependents.

     “Since 9/11, and especially since we unveiled our broad-based Alaska 2010 repositioning plan last summer, we have looked – and will continue to look – at every possible way to strengthen this airline to compete successfully over the long-term,” Ayer said.

     The management reorganization will not affect any of the airline’s current routes and services.

     Alaska Airlines is the nation’s ninth largest carrier. Alaska and its sister carrier, Horizon Air, together serve more than 80 cities in Alaska, the Lower 48, Canada and Mexico. For more news and information, visit the Alaska Airlines Newsroom on the Internet at http://newsroom.alaskaair.com

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